Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS REPORTS FIRST QUARTER REVENUE

SANTA CLARA, Calif., October 26, 2006 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced revenue results for its fiscal first quarter ended October 1, 2006.

For the quarter, net revenue was $83.8 million, compared to $97.9 million in the first quarter of fiscal 2006 and compared to $82.4 million in the fourth quarter of fiscal 2006.

Revenues in the U.S. were $34.2 million in the quarter, representing 40.9 percent of total consolidated revenue, compared to $45.1 million or 46.1 percent of revenue in the same quarter a year ago, and compared to $35.0 million or 42.4 percent of revenue in the fourth quarter of fiscal 2006. International revenues were $49.6 million or 59.1 percent of total revenues, compared to $52.8 million or 53.9 percent of total revenues in the first quarter of last fiscal year, and compared to $47.4 million or 57.6 percent of revenue in the fourth quarter of fiscal 2006.

“We maintain a diverse geographical balance in our business and we will continue to make the necessary investments to increase the reach of our sales force,” said Mark Canepa, President and CEO of Extreme Networks. “Our focus on growth markets in both the enterprise and Metro Ethernet segments and our innovative product portfolio provide a solid foundation for future revenue growth.”

Cash, short-term investments, and marketable securities were $423.4 million as of October 1, 2006 compared to $433.1 million as of July 2, 2006. During the quarter, the Company continued to execute on its share repurchase program by repurchasing 3.0 million shares for $11.2 million. Since announcing the program in October 2005 and through October 1, 2006, the Company has repurchased a total of 10.2 million shares for $44.9 million dollars. Other items impacting cash during the quarter were capital expenditures of $0.8 million, and proceeds from the issuance of common stock of $0.7 million.

As previously announced, the Company’s Board of Directors has appointed a Special Committee of independent directors to conduct a review of the Company’s historical practices for stock option grants and accounting for option grants. The review is continuing and no conclusions have been reached by the Special Committee. As a result of the on-going investigation and the potential for restatement of prior results, the Company is unable to provide detailed GAAP or non-GAAP financial statements for the quarter ended October 1, 2006, or the year ended July 2, 2006. In addition, the Company will not file its annual report on Form 10-Q and Form 10-K for such periods until after the completion of the review. The Company has also announced that it has received a Nasdaq Staff Determination stating that the Company is not in compliance with listing requirements and that its common stock is subject to delisting. The Company has requested a hearing to appeal the delisting, and a hearing has been scheduled.

Quarterly Business Highlights

•	The Boston Red Sox deployed Extreme Networks’ wireless LAN (WLAN) technology throughout its legendary Fenway Park and other facilities, improving the reliability of its ticket scanning system, providing select in-seat Internet service, and delivering consistent high-speed access to players, media, maintenance crews and service staff. The Red Sox selected Extreme Networks’ Summit® WM 1000 wireless LAN switch and the Altitude 350-2 Access Points for their reliability, performance and ease-of-use.

•	Reconnex, a leader in information monitoring and protection, leveraged ExtremeXOS™, Extreme Networks’ open security framework and extensible operating system that allows policy-based action to help stop intellectual property and confidential data from leaving the corporate network. By integrating its leading-edge content monitoring platform with Extreme Networks’ Ethernet switching solutions, Reconnex makes real-time enforcement a reality.

•	Extreme Networks was named the official network hardware provider for Interop® New York, the industry’s major showcase event for demonstrating the latest networking innovations to thousands of attendees. Extreme Networks was chosen for its ability to provide the secure and converged 10 Gigabit Ethernet network necessary to support a broad range of multimedia applications.

•	Extreme Networks successfully completed testing of the BlackDiamond® 12K switch for interoperability with IP telephony solutions from its partner Avaya, which builds and manages communications networks for more than 1 million businesses worldwide, including over 90 percent of the FORTUNE 500®. The BlackDiamond 12804 was successful in all tested scenarios, interoperating with Avaya Communications Manager IP telephony software, Avaya Media Gateways, and Avaya IP phones.

•	Extreme Networks’s ExtremeXOS™-enabled BlackDiamond® and Summit® switches successfully demonstrated full IPv6 functionality in rigorous testing at the University of New Hampshire InterOperability Laboratory. IPv6 is the next-generation Internet protocol to replace the current IPv4 widely in use today. With IPv6 functionality, the BlackDiamond and Summit switches are fully capable of handling the escalating growth in IP addresses needed by the millions of emerging devices that will each require their own Internet addresses.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EDT (2:00 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/

Financial information to be discussed during the conference call is posted on the Investor Relations section of the Company’s website (www.extremenetworks.com).

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that help solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data over a wired and wireless infrastructure.

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Extreme Networks is a registered trademark of Extreme Networks, Inc., in the United States and other countries. All other marks are the property of their respective holders.

This announcement contains preliminary, unaudited financial data which could differ from actual financial data to be filed with the Securities and Exchange Commission in our Quarterly Report on Form 10-Q. This announcement contains forward-looking statements that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review of the Special Committee of matters relating to the Company’s stock option grants, the possibility that the review will result in a restatement of the Company’s financial statements, or that other actions that may be taken or required as a result of such reviews; the possibility that the Company will not be able to file additional reports with the Securities and Exchange Commission and could be delisted by NASDAQ; risks of litigation and of governmental investigations or proceedings arising out of or related to the Company’s stock option grants or any restatement of the financial statements of the Company, if any; changes in the demand for the Company’s products; changes in capital spending among our current and prospective customers; the Company’s effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and products; a dependency on third parties for certain components and for the manufacturing of our products; and our ability to successfully conclude the sale of our corporate campus. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).